Exhibit 99.1

LENOX GROUP INC. TO REORGANIZE UNDER CHAPTER 11

HAS COMMITMENT FOR DEBTOR-IN-POSSESSION FINANCING

Company Expects Operations to Continue as Usual

November 23, 2008---Eden Prairie, MN---LENOX GROUP INC. (OTCBB; LENX), a leading tabletop, giftware and collectibles company (the “Company”), announced today that it has filed a voluntary petition for reorganization relief under Chapter 11 of the United States Bankruptcy Code in the Southern District of New York (the “Court”). The Company intends to file a variety of first day motions with the Court that, with Court approval, will allow it to continue to conduct business in the ordinary course without interruption.

In addition, the Company will seek approval from the Court for a new $85 million debtor-in-possession financing facility provided by its current revolving lender group. The new facility will provide a continuing source of funds to the Company to enable it to satisfy customary obligations associated with ongoing operations of its business, including the timely payment of employee obligations, material purchases, normal operating expenses and other obligations.

While in Chapter 11, the Company will continue to pursue a sale of its business through a sale process to be approved by the Court in order to attain the highest and best offer from interested parties. As part of these efforts, the Company and its lenders under its existing term loan agreement have entered into a Plan Term Sheet and Plan Support Agreement pursuant to which the term lenders and the Company have agreed that substantially all of the Company’s assets will be sold to a new entity formed by said term lenders in exchange for cancellation of a portion of their secured loans, subject to higher or better offers. This proposal will be considered as one of the offers in the bidding process which is set up to maximize value of the Company’s assets for all creditors.

“We want to assure our employees, customers, vendors and communities that Lenox is conducting business as usual,” said Marc Pfefferle, CEO of the Company. “Our Lenox, Dansk, Gorham and Department 56 brands are trusted by consumers and we have strong forward momentum with many new innovative products. While fundamentally sound, our business has been significantly impacted by economic conditions and excessive debt levels incurred at the time Department 56 purchased Lenox, Incorporated in 2005. After exhausting all other possibilities and considering the current state of credit markets and the economy, we determined that the best way to complete a restructuring of the balance sheet and protect our franchise value was to pursue a sale of the Company under Court approval in a chapter 11 proceeding. This process will give the Company flexibility to operate on a normalized basis, dispose of unproductive assets, reduce operating costs and strengthen its balance sheet. We expect to proceed quickly through this process and emerge with a new owner to support and grow the valuable brands that have provided quality tabletop, giftware and collectible products to consumers for more than a century.”

As is customary with public companies that have filed for Chapter 11, the Company expects the OTC bulletin board to temporarily halt trading in the Company’s stock pending receipt of additional information on the Company’s financial condition and reorganization plans. The Company will cooperate in providing any such information requested by the OTC.

The Company’s principal bankruptcy attorneys are Weil, Gotshal & Manges LLP. The Company’s financial advisor is Berenson & Company.

About Lenox Group Inc.

Lenox Group Inc. is a market leader in quality tabletop, collectible and giftware products sold under the Lenox, Dansk, Gorham and Department 56 brand names. The Company sells its products through wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, and direct-to-the-consumer channels including catalogs, direct mail, media, telemarketing and the Internet.

FORWARD-LOOKING STATEMENTS

Any conclusions or expectations expressed in, or drawn from, the statements in this filing concerning matters that are not historical corporate financial results are “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Such risks and uncertainties that could affect performance include, but are not limited to, the ability of the Company to: (1) manage the uncertainties associated with the scale-down of the Department 56 operations; (2) achieve revenue or cost synergies; (3) generate cash flow to pay off outstanding debt and remain in compliance with the terms of its credit facilities; (4) successfully complete its operational improvements, including improving inventory management and making the supply chain more efficient; (5) retain key employees; (6) maintain and develop cost effective relationships with foreign manufacturing sources; (7) maintain the confidence of and service effectively key wholesale customers; (8) manage currency exchange risk and interest rate changes on the Company’s variable debt; (9) identify, hire and retain quality designers, sculptors and artistic talent to design and develop products which appeal to changing consumer preferences; (10) forecast and react to consumer demand in a challenging economic environment; (11) raise capital in light of the delisting of our common stock from the New York Stock Exchange; (12) manage litigation risk in a cost effective manner; (13) consummate a plan of reorganization in the Chapter 11 proceeding, including the restructuring of the Company’s debt; (14) obtain Bankruptcy Court approval with respect to motions made from time to time in the Chapter 11 proceeding; (15) obtain and maintain normal terms with vendors and service providers; (16) maintain contracts that are critical to its operations; and (17) effectively manage the potential adverse impact of the Chapter 11 proceeding on the Company’s operations. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 1A in the Company’s Form 10-K for 2007 dated March 13, 2008 and in Item 1A in the Company’s Quarterly Reports on Form 10-Q that have been subsequently filed under the Securities Exchange Act of 1934 (“The Exchange Act”), all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

Contact
Lenox Group Inc.
Fred Spivak, COO/CFO
(267) 525-5095